EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI, PC]

March 22, 2012

Netflix, Inc.

100 Winchester Circle

Los Gatos, CA 95032

Re:	Netflix, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Netflix, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder. Pursuant to the Registration Statement, the Company is registering 2,331,060 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), initially issuable upon conversion of $200.0 million aggregate principal amount of the Company’s Zero Coupon Convertible Notes due 2018 (the “Notes”). We have been advised by you that the Shares are to be sold as described in the Registration Statement and the prospectus contained therein (the “Prospectus”). You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Act.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, the Shares have been duly authorized and, when issued upon conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.